UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 29, 2008
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-52891	20-8429087
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
SIGNATURES

Item 2.01.	Completion of Acquisition or Disposition of Assets
On May 29, 2008, Corporate Property Associates 17 – Global Incorporated (the “Company”) exercised its purchase option to acquire a 49.99% interest in a venture that previously acquired several domestic manufacturing facilities totaling approximately 1.4 million square feet net leased to Berry Plastics Corporation, Berry Plastics Holding Corporation and Berry Plastics Acquisition Corporation VII (“Berry Plastics”). The Company’s total interest in the venture is now 50%. An affiliate of the Company, Corporate Property Associates 16 – Global Incorporated, owns the remaining 50%.
The venture acquired the Berry Plastics facilities in December 2007 for approximately $86.9 million. In January 2008, the venture obtained non-recourse mortgage financing of $39.4 million, of which the Company’s share is $19.7 million, with a fixed annual interest rate of 6.6% and a term of 10 years. In connection with exercising its purchase option, the Company paid its affiliate approximately $22.9 million, net of mortgage proceeds and other costs, for its ownership interest.
The facilities are leased to Berry Plastics under a net lease. The lease has an initial term of 20 years and provides for two ten-year renewal options. The initial aggregate annual rent under the lease is approximately $6.6 million, of which the Company’s share is approximately $3.3 million. Additionally, the lease provides for annual rent increases based on the Consumer Price Index beginning in the third lease year.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 – Global Incorporated
Date: June 4, 2008	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and acting Chief Financial Officer